Exhibit 99.1

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(With Independent Auditors’ Report Thereon)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

Table of Contents

Page(s)

Independent Auditors’ Report	1–2

Consolidated Carve-Out Balance Sheets as of December 31, 2018 and 2017	3

Consolidated Carve-Out Statements of Income for the years ended December 31, 2018, 2017, and 2016	4

Consolidated Carve-Out Statements of Changes in Deficit in Net Assets for the years ended December 31, 2018, 2017, and 2016	5

Consolidated Carve-Out Statements of Cash Flows for the years ended December 31, 2018, 2017, and 2016	6

Notes to Consolidated Carve-Out Financial Statements	7–33

Independent Auditors’ Report

The Board of Directors and Stockholders
Raycom Media, Inc.:

Report on the Consolidated Carve-Out Financial Statements

We have audited the accompanying consolidated carve-out financial statements of Raycom Media, Inc. and its subsidiaries, which comprise the consolidated carve-out balance sheets as of December 31, 2018 and 2017, and the related consolidated carve-out statements of income, changes in deficit in net assets, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes to the consolidated carve-out financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated carve-out financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated carve-out financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated carve-out financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated carve-out financial statements referred to above present fairly, in all material respects, the financial position of Raycom Media, Inc. and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2018, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in note 1, the accompanying consolidated carve-out financial statements reflect the assets, liabilities, revenue, and expenses directly attributable to the carved out entities, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in deficit in net assets, and cash flows in the consolidated carve-out financial statements. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Atlanta, Georgia
March 22, 2019

RAYCOM MEDIA, INC. AND SUBSIDIARIES
Consolidated Carve-Out Balance Sheets
December 31, 2018 and 2017
(In thousands)

	2018	2017
Assets
Current assets:
Cash and cash equivalents	$127,520	82,979
Short-term investments	8,308	—
Accounts receivable, net of allowance for doubtful accounts of $2,426 and $2,894 in 2018 and 2017, respectively	226,868	230,220
Income tax receivable	13,350	18,411
Current portion of programming rights	18,552	22,617
Prepaid expenses and other current assets	29,099	23,200
Total current assets	423,697	377,427
Programming rights, net of current portion and accumulated amortization	910	846
Property, plant, and equipment, net	221,241	245,680
Goodwill, net	999,393	999,393
Nonamortizable intangibles	496,687	496,687
Amortizable intangibles, net	15,631	17,494
Long-term deferred income taxes, net	27,243	61,217
Long-term investments	14,113	12,529
Other assets	14,771	15,515
Total assets	$2,213,686	2,226,788
Liabilities and Deficit in Net Assets
Current liabilities:
Current installments of long-term debt to related parties	$—	20,755
Current installments of long-term debt and capital leases	22,256	24,633
Current installments of programming liabilities	23,503	29,065
Accounts payable	3,242	10,949
Accrued interest	163	22,587
Accrued expenses	69,361	69,844
Due to Parent	18,888	11,250
Other current liabilities	9,439	13,138
Total current liabilities	146,852	202,221
Long-term debt to related parties, net of current installments	1,641,048	1,641,281
Long-term debt and capital leases, net of current installments	845,771	867,746
Programming liabilities, net of current installments	4,186	3,496
Other liabilities	20,243	24,924
Total liabilities	2,658,100	2,739,668
Commitments and contingencies
Deficit in net assets	(444,414)	(512,880)
Total liabilities and deficit in net assets	$2,213,686	2,226,788

See accompanying notes to consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES
Consolidated Carve-Out Statements of Income
Years ended December 31, 2018, 2017, and 2016
(In thousands)

	2018	2017	2016
Gross revenue	$1,291,847	1,157,192	1,147,870
Agency commissions and representation fees	(110,651)	(98,341)	(109,649)
Net revenue	1,181,196	1,058,851	1,038,221
Expenses:
Operating	537,329	482,939	414,239
Selling, general, and administrative	269,477	269,212	260,418
Depreciation and amortization	36,970	39,661	51,881
Gain on FCC spectrum auction	—	(32,293)	—
Total operating expenses	843,776	759,519	726,538
Operating profit	337,420	299,332	311,683
Interest expense	(176,316)	(176,811)	(172,746)
Interest income	47	1,539	1,109
Other expense, net	(2,987)	(2,552)	—
Gain (loss) on long-term investments, sale of assets, and other, net	(12,655)	26,070	5,537
Income from operations before income taxes	145,509	147,578	145,583
Income tax expense	(39,799)	(97,764)	(50,953)
Net income	$105,710	49,814	94,630

See accompanying notes to consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES
Consolidated Carve-Out Statements of Changes in Deficit in Net Assets
Years ended December 31, 2018, 2017, and 2016
(In thousands)

Deficit in
net assets
Balance, December 31, 2015	$(605,973)
Net income	94,630
Cash contributions to the Parent	(35,180)
Noncash contributions from the Parent	8,940
Balance, December 31, 2016	(537,583)
Net income	49,814
Cash contributions to the Parent	(35,770)
Noncash contributions from the Parent	10,659
Balance, December 31, 2017	(512,880)
Net income	105,710
Cash contributions to the Parent	(44,469)
Noncash contributions from the Parent	7,225
Balance, December 31, 2018	$(444,414)

See accompanying notes to consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES
Consolidated Carve-Out Statements of Cash Flows
Years ended December 31, 2018, 2017, and 2016
(In thousands)

	2018	2017	2016
Cash flows from operating activities:
Net income	$105,710	49,814	94,630
Depreciation expense	35,107	36,434	35,100
Amortization of intangibles	1,863	3,227	16,781
Amortization of programming rights	21,160	20,538	21,073
Amortization of debt discount	3,931	4,606	2,770
Bad debt expense	1,743	937	1,323
Payment of programming liabilities	(21,846)	(20,510)	(21,733)
Deferred income tax	33,974	48,838	5,999
Loss (gain) on long-term investments and sale of assets, net	6,348	(42,070)	(2,185)
Gain from FCC Spectrum Auction	—	(32,293)	—
Equity method investment losses (gains) and impairment charge on other assets	7,665	16,000	(2,425)
Loss on early extinguishment of debt	2,987	2,552	—
Stock compensation expense	7,962	5,416	2,239
Other	(997)	1,484	1,038
Changes in operating assets and liabilities, excluding the impact of business combinations and assets held for sale:
Accounts receivable, net	1,608	(22,365)	(20,711)
Income taxes receivable (payable)	5,061	(14,342)	(3,001)
Prepaid expenses and other assets	(5,154)	5,565	(9,974)
Due to (from) Parent	7,638	12,516	(906)
Accounts payable	(7,707)	134	(59)
Accrued expenses	(22,907)	3,767	(1,666)
Other current and long-term liabilities	(8,380)	2,475	3,685
Net cash provided by operating activities	175,766	82,723	121,978
Cash flows from investing activities:
Capital expenditures	(18,282)	(22,852)	(26,169)
Purchases of short-term investments	(8,308)	—	—
Proceeds from sales of investments and assets	1,719	79,823	338
Acquisitions, net of cash acquired	—	(119,407)	(21,915)
Proceeds from sales of businesses and FCC Spectrum Auction	—	33,493	—
Distributions from long-term investments	20	—	2,155
Purchases of long-term investments	(9,692)	—	(2,484)
Net cash used in investing activities	(34,543)	(28,943)	(48,075)
Cash flows from financing activities:
Debt issuance costs	(1,556)	(8,805)	—
Proceeds from the issuance of other debt	2,077	6,966	—
Proceeds from issuance of bank group debt	—	900,000	—
Payments on revolving line of credit	—	(84,000)	—
Borrowing on revolving line of credit	—	—	24,000
Principal payment on long-term debt due to related party	(20,988)	(115,596)	(16,156)
Principal payments on other long-term debt	(21,000)	(712,087)	(23,330)
Principal payments on capital lease obligations, mortgage, and note payable	(10,746)	(4,308)	(12,108)
Net transfers (to) Parent	(44,469)	(35,770)	(35,180)
Net cash used in financing activities	(96,682)	(53,600)	(62,774)
Net increase in cash and cash equivalents	44,541	180	11,129
Cash and cash equivalents, beginning of year	82,979	82,799	71,670
Cash and cash equivalents, end of year	$127,520	82,979	82,799

See accompanying notes to consolidated carve-out financial statements.

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(1)	Description of Business

Raycom Media, Inc. and its subsidiaries, formed on May 2, 1996, is a media company engaged in television broadcasting and its principal business is the sale of television broadcasting advertising time to local, regional, digital, and national customers.

Each of the broadcast properties acquired by Raycom Media, Inc. is a wholly owned subsidiary of the Raycom Media, Inc. As of December 31, 2018, Raycom Media, Inc. operates 65 broadcast television stations as follows:

State/jurisdiction	City	Station
Alabama	Birmingham	WBRC*
Alabama	Dothan	WDFX*
Alabama	Huntsville	WAFF*
Alabama	Montgomery	WSFA*
Arizona	Tucson	KOLD*
Arkansas	Jonesboro	KAIT*
Idaho	Boise	KNIN
Florida	Panama City	WPGX
Florida	West Palm Beach	WFLX*
Florida	Sarasota	WWSB*
Florida	Tallahassee	WTXL*
Georgia	Albany	WALB*
Georgia	Augusta	WFXG
Georgia	Columbus	WTVM*
Georgia	Savannah	WTOC*
Hawaii	Honolulu	KGMB/KHNL
Indiana	Evansville	WFIE*
Kentucky	Louisville	WAVE*
Kentucky	Paducah	WQWQ*
Louisiana	Baton Rouge	WAFB/WBXH*
Louisiana	Lake Charles	KPLC*
Louisiana	New Orleans	WVUE*
Louisiana	Shreveport	KSLA*
Mississippi	Biloxi	WLOX*
Mississippi	Hattiesburg	WDAM*
Mississippi	Jackson	WLBT*
Missouri	Cape Girardeau	KFVS*
North Carolina	Charlotte	WBTV*
North Carolina	Wilmington	WECT*
Ohio	Cincinnati	WXIX*
Ohio	Cleveland	WOIO/WUAB*
Ohio	Toledo	WTOL*

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

State/jurisdiction	City	Station
Oklahoma	Lawton	KSWO/KKTM/KSWX*
South Carolina	Charleston	WCSC*
South Carolina	Columbia	WIS*
South Carolina	Myrtle Beach	WMBF
Tennessee	Knoxville	WTNZ*
Tennessee	Memphis	WMC*
Texas	Amarillo	KFDA/KEYU*
Texas	Lubbock	KCBD*
Texas	Lufkin	KTRE*
Texas	Odessa/Midland	KWES/KTLE*
Texas	Tyler	KLTV*
Texas	Waco/Temple/Bryan	KXXV/KRHD/KSCM*
Virginia	Richmond	WWBT*

Of the stations listed above, 48 of the stations (denoted by *) are owned by Raycom TV Broadcasting, LLC, a wholly owned subsidiary of Raycom Media, Inc.

Raycom Media, Inc. provides certain operating and management services to television stations as follows:

State/jurisdiction	City	Station	Owner
Arizona	Tucson	KTTU	Tucker Operating Co, LLC
Arizona	Tucson	KMSB	Sander Media, LLC
Georgia	Columbus	WXTX	American Spirit Media, LLC
Hawaii	Honolulu	KFVE	HITV License Subsidiary, Inc.
Iowa	Ottumwa	KYOU	American Spirit Media, LLC
Louisiana	Lake Charles	KVHP	American Spirit Media, LLC
Mississippi	Jackson	WDBD	American Spirit Media, LLC
North Carolina	Wilmington	WSFX	American Spirit Media, LLC
Texas	Wichita Falls	KAUZ	American Spirit Media, LLC
Ohio	Toledo	WUPW	American Spirit Media, LLC
Virginia	Richmond	WUPV	American Spirit Media, LLC

Raycom Media, Inc. has two additional ABC network affiliations in Albany, Georgia and Hattiesburg, Mississippi and one additional CBS network affiliation in Biloxi, Mississippi broadcasting on the digital spectrum.

Raycom Media, Inc. wholly owns Raycom Sports Network, LLC. (Raycom Sports). Raycom Sports owns, produces, and markets sports and entertainment programming, primarily intercollegiate basketball and football games for television and cable networks and operates various sporting events.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

On January 2, 2019, Gray Television, Inc. (Gray) completed the acquisition of Raycom Media, Inc. pursuant to the Agreement and Plan of Merger (the Agreement) dated June 23, 2018 (note 16). Under the terms of the Agreement, Gray acquired the broadcasting and production operations of Raycom Media, Inc. and its subsidiaries for i) $2.85 billion in cash; ii) 11,500,000 shares of Gray’s common stock, no par value per share; and iii) 650,000 shares of preferred stock of Gray with a stated face value of $1,000 per share. The terms of the Agreement excluded the operations of certain wholly owned subsidiaries, PureCars Automotive, LLC and PureCars, LLC (collectively, PureCars) and Community Newspaper Holdings, Inc. (CNHI), except for the deferred tax asset associated with CNHI’s net operating losses (NOLs), which were acquired by Gray (note 8).

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated carve-out financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). The balance sheet, statement of income, changes in deficit in net assets, and cash flows of Raycom Media, Inc. and its subsidiaries, excluding the financial results of Purecars and CNHI (the Company), have been derived from historical accounting records of Raycom Media, Inc. and its subsidiaries (the Parent Company records) and are presented on a carve-out basis. Historically, the consolidated carve-out financial statements have included the financial results of Purecars and CNHI.

All revenue and costs as well as assets and liabilities directly associated with the business activities of the Company are included in the consolidated carve-out financial statements. The consolidated carve-out financial statements also exclude allocations of certain operating, selling, general, and administrative expenses of PureCars and CNHI. These allocations were based on methodologies that management believes to be reasonable. However, amounts derecognized by the Company are not necessarily representative of the amounts that would have been reflected in the consolidated carve-out financial statements had PureCars and CNHI operated independently of the Company.

Historically, Raycom Media, Inc. used a centralized approach to cash management and financing of its operations. As the Company represents all of the broadcasting and production operations of Raycom Media, Inc., all of Raycom Media, Inc.’s cash, cash equivalents, certificate of deposit, and debt are included in these consolidated carve-out financial statements. Any intercompany assets or liabilities are reflected as due from (to) Parent. On January 2, 2019, intercompany liabilities from Parent were forgiven and accounted for as a contribution from Parent, except for $8.3 million in a certificate of deposit, which was distributed to CNHI.

Deficit in net assets represents the Parent Company’s recorded net liabilities, as well as the income attributed with the consolidated carve-out financial statements.

All significant intercompany accounts and transactions among the businesses comprising the Company have been eliminated in the accompanying consolidated carve-out financial statements.

Certain columns and rows may not add due to the use of rounded numbers.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(b)	Reclassifications

Certain prior year amounts have been reclassified in net cash provided by operating activities in the consolidated carve-out statement of cash flows to conform with the current year presentation. This reclassification was for presentation purposes and had no effect on cash flows for the periods presented.

(c)	Use of Estimates

The preparation of consolidated carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated carve-out financial statements and the reported amounts of revenue and expenses during the reporting period.

The Company’s significant estimates include the allowance for doubtful accounts; valuation of assets acquired and liabilities assumed in business combinations; the recoverability of goodwill; Federal Communications Commission licenses and other long lived assets; the recoverability of broadcast rights and the useful lives of property, plant, and equipment; and intangible assets. Actual results may differ from those estimates.

(d)	Recognition of Revenue and Expenses

The Company’s primary source of revenue is derived from the sale of television broadcasting advertising. Total revenue includes cash and barter advertising revenue, other broadcast, and related revenue.

Advertising revenue is reported net of agency commissions and representation fees. Agency commissions and representation fees are calculated based on a stated percentage applied to gross billings for the Company’s broadcasting operations. Advertising revenue is recognized in the period in which the advertisements are aired.

Production costs and collegiate conference rights fees expense are recognized as the events are aired on a per telecast basis.

(e)	Concentration of Credit Risk

The Company’s accounts receivable are due primarily from local, regional, and national advertising agencies. Management believes that the allowance for doubtful accounts is adequate, but if the financial condition of the Company’s customers were to deteriorate, additional allowances may be required. The Company has not experienced significant losses related to receivables from individual customers or by geographical area.

(f)	Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and any highly liquid investments purchased with original maturities of three months or less.

(g)	Short-Term Investments

The Company considers all investments purchased with an original maturity of more than three months but not greater than one year to be short-term investments. The short-term investment balance as of December 31, 2018 represented a certificate of deposit with an original scheduled maturity of one year, which the Company has the intent and ability to hold to maturity. It was, therefore, classified as held-to-maturity and carried at amortized cost. The fair value of this instrument was equal to its amortized cost and, as such, there were no unrealized gains or losses associated with the instrument.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(h)	Accounts Receivable

The Company’s accounts receivable are primarily due from advertisers. The Company extends credit based upon its evaluation of a customer’s creditworthiness and financial condition. For certain advertisers, the Company does not extend credit and requires cash payment in advance. The Company monitors the collection of receivables and maintains an allowance for estimated losses based upon the aging of such receivables and specific collections issues that may be identified. When receivables are deemed to be uncollectible, amounts are written off to bad debt expense.

(i)	Programming Rights and Liabilities

Programming rights, primarily in the form of syndicated programs and feature programming packages, represent amounts paid or payable to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when these programs are available for use. Programming rights are amortized over the lives of the underlying contracts using the greater of the straight-line method or the accelerated-per-play method and charged to operating expense. Programming rights expected to be amortized within one year are classified as current in the accompanying consolidated carve-out balance sheets. Programming liabilities represent the gross amounts to be paid to program suppliers over the life of the contracts. Payments for programming liabilities, which are due within one year, are classified as current in the accompanying consolidated carve-out balance sheets.

(j)	Trade and Barter Transactions

The Company trades certain advertising time for various goods and services. The Company also barters advertising time for certain programming rights. These transactions are recorded at the estimated fair value of the goods or services received, if determinable, or at the estimated fair value of the advertising time traded. The related revenue is recognized when advertisements are broadcast and the related expenses are recognized as the goods or services are used. For the years ended December 31, 2018, 2017, and 2016, trade and barter revenue was $23.2 million, $20.4 million, and $15.9 million, respectively. For the years ended December 31, 2018, 2017, and 2016, trade and barter expense was approximately $23.5 million, $20.0 million, and $15.3 million, respectively.

(k)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost or estimated fair value if acquired in a business combination. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, which range from 3 to 30 years. Leasehold improvements held under capital lease are amortized over the shorter of the useful life of the improvement under lease or the lease term. Construction in process is not depreciated until the asset is placed into service.

The Company reviews, on a continuing basis, the financial statement carrying value of property, plant, and equipment for impairment. If events or changes in circumstances indicate that an asset-carrying value may not be recoverable utilizing undiscounted cash flows, a write-down of the asset would be recorded through a charge to operations. Management reviews the continuing appropriateness of the useful lives assigned to property, plant, and equipment. Prospective adjustments to such lives are made when warranted.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(l)	Intangible Assets and Goodwill

Intangible assets consist primarily of goodwill, broadcast licenses (FCC licenses), network affiliation agreements, and customer lists arising from acquisitions.

(i)	Definite-Lived Assets

The Company tests finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable, relying on a number of factors, including operating results, business plans, economic projections, and anticipated future cash flows. The impairment test for finite-lived intangible assets consists of an asset (asset group) comparison of the carrying amount with its estimated undiscounted future cash flows. An impairment in the carrying amount of a finite-lived intangible asset is recognized when the expected discounted future operating cash flows derived from the operation to which the asset relates is less than its carrying value.

(ii)	Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company tests goodwill for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When a triggering event occurs, an entity has the option to first assess qualitative factors to determine whether the quantitative impairment test is necessary. If the qualitative assessment indicates that it is more likely than not that goodwill is impaired, the entity must perform the quantitative test to compare the entity’s fair value with its carrying amount, including goodwill (or the fair value of the reporting unit with the carrying amount including goodwill, of the reporting unit). If the qualitative assessment indicates that it is not more likely than not that goodwill is impaired, further testing is unnecessary.

(iii)	Indefinite-Lived Intangibles

The Company’s FCC licenses are considered to be indefinite-lived intangible assets and are not amortized but are tested for impairment annually in the Company’s fourth quarter, or whenever events or changes in circumstances indicate that such assets might be impaired. The use of an indefinite life for FCC licenses contemplates the Company’s historical ability to renew its licenses such that renewals generally may be obtained indefinitely and at little cost. Therefore, cash flows derived from the FCC licenses are expected to continue indefinitely. The estimated fair values of FCC licenses are generally calculated based on projected future discounted cash flow analyses. The development of market multiples, operating cash flow projections, and discount rates used in these analyses requires the use of assumptions, including assumptions regarding revenue and market growth as well as specific economic factors in the broadcasting industry. These assumptions reflect the Company’s best estimates, but these items involve inherent uncertainties based on market conditions generally outside of the Company’s control.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(m)	Income Taxes

The Company calculates its income tax provision on a stand-alone basis using the asset-and-liability method as if PureCars and CNHI were not part of the group. Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained on examination by the taxing authorities. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to unrecognized tax benefits in income tax benefit.

(n)	Stock-Based Compensation

Stock-based compensation is described more fully in note 9. The grant date fair value of the equity classified employee stock options are calculated using the Black-Scholes model. The fair value of the equity-classified restricted stock is based on the number of shares awarded and grant date fair value of the stock on the date of award. These amounts are recognized into selling, general, and administrative expense over the vesting period of the options or the restricted stock.

(o)	Fair Value of Financial Instruments

The Company utilizes the following categories to classify the valuation methodologies for fair values of financial assets and liabilities:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

Level 2: Quoted prices in markets that are not active or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, programming rights, short-term debt, accounts payable, programming liabilities, and accrued expenses approximate their fair value as of December 31, 2018 due to the short-term duration of these instruments.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

The carrying value of the Company’s long-term debt due to related parties is not carried at fair value because it is not practicable to estimate the fair value. The fair value of the Company’s long-term debt with banks is measured by discounting the future cash flows of each instrument at rates that reflect, among other things, market interest rates and the Company’s credit standing. In determining an appropriate spread to reflect credit standing, the Company considers interest rates of other long-term debt offered to the Company for similar debt instruments by the Company’s bankers or other banks that regularly compete to provide financing to the Company. The carrying values approximate fair value at December 31, 2018.

(p)	Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition. This ASU requires revenue recognition to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new revenue recognition model requires identifying the contract and performance obligations, determining the transaction price, allocating the transaction price to performance obligations, and recognizing the revenue upon satisfaction of performance obligations. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. This ASU can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the updates recognized at the date of the initial application along with additional disclosures. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which amends the previously issued ASU to provide for a one year deferral from the original effective date.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes the lease requirements in ASC Topic 840, Leases. This ASU requires lessees to recognize lease assets and liabilities on the balance sheet, as well as disclosing key information about leasing arrangements. Although the new ASU requires both operating and finance leases to be disclosed on the balance sheet, a distinction between the two types still exists as the economics of leases can vary. The ASU can be applied using a modified retrospective approach, with a number of optional practical expedients relating to the identification and classification of leases that commenced before the effective date, along with the ability to use hindsight in the evaluation of lease decisions, which entities may elect to apply. ASU No. 2016-02 is effective for private entities for annual reporting periods after December 15, 2019 using the modified retrospective method of adoption, with early adoption permitted. The Company currently expects that most of its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon adoption.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(3)	Acquisitions

(a)	WVUE, LLC (WVUE) Acquisition

On August 8, 2017, the Company exercised its option to purchase virtually all of the assets of WVUE. The Company had been providing certain services in relation to its Shared Service Agreement (SSA) with Louisiana Media Company, LLC (LMC) since December 2013 (note 11). The goodwill of $1.7 million arising from this transaction relates to the increase in earnings. The aggregate purchase price of $52.1 million was paid in cash from proceeds related to the spectrum auction (note 6) and cash on hand (in thousands):

Consideration:
Cash	$52,107
Fair value of total consideration transferred	$52,107
Recognized amounts of identifiable assets acquired:
Property and equipment	$12,236
Nonamortizable intangible assets:
FCC licenses	36,743
Other intangibles	1,454
Total identifiable net assets assumed	50,433
Goodwill	1,674
Total	$52,107
Acquisition related costs included in selling, general, and administration	$286

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(b)	WWSB and WTXL TV License LLC Acquisitions

On May 1, 2017, the Company acquired virtually all of the assets of WWSB and WTXL TV License LLC (Calkins). The results of Calkins’ operations have been included in the consolidated carve-out financial statements since that date. The Company entered into this transaction to expand its presence in Florida, a state known for its history of large amounts of political advertising. The goodwill of $5.6 million arising from this transaction relates to the estimate of increased political revenue. The aggregate purchase price was $67.3 million and was paid in cash from borrowing on the Senior Secured Credit Facilities Agreement (note 7d) (in thousands):

Consideration:
Cash	$67,300
Fair value of total consideration transferred	$67,300
Recognized amounts of identifiable assets acquired:
Current assets	$4,938
Property and equipment	14,080
Nonamortizable intangible assets:
FCC licenses	40,481
Other intangibles	2,869
Other assets	24
Current liabilities	(697)
Total identifiable net assets assumed	61,695
Goodwill	5,605
Total	$67,300
Acquisition related costs included in selling, general, and administration	$2,178

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(c)	KVHP, LLC Acquisition

On August 15, 2016, the Company acquired the real property of KVHP, LLC (KVHP). In conjunction with the purchase, the Company entered into an SSA arrangement with American Spirit Media, which purchased the FCC license and various other property of KVHP. The Company has included the SSA fees received from American Spirit Media (ASM) in the consolidated carve-out financial statements since that date. The Company expects to receive SSA fees of approximately $2.1 million a year. The goodwill of $8.6 million arising from this acquisition relates to the synergies expected from operating two television stations in the Lake Charles market. The aggregate purchase price was $21.9 million and was paid in cash.

Consideration:
Cash	$21,915
Fair value of total consideration transferred	$21,915
Recognized amounts of identifiable assets acquired:
Property and equipment	$1,119
Nonamortizable intangible assets:
Shared service agreements	10,877
Other intangibles	1,314
Total identifiable assets assumed	13,310
Goodwill	8,605
Total	$21,915
Acquisition related costs included in selling, general, and administration	$87

(4)	Property, Plant, and Equipment

Property, plant, and equipment consist of the following (in thousands):

	2018	2017
Land and improvements	$41,060	41,201
Buildings and improvements	104,271	104,642
Broadcasting equipment	287,551	356,981
Furniture and other equipment	42,587	54,707
Vehicles	43,163	48,398
Construction in process	8,414	5,106
	527,046	611,035
Less accumulated depreciation	(305,805)	(365,355)
	$221,241	245,680

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

Total depreciation for the years ended December 31, 2018, 2017, and 2016 was $35.1 million, $36.4 million, and $35.1 million, respectively.

The Company did not record an impairment charge on property, plant, and equipment for the year ended December 31, 2018, 2017, or 2016.

(5)	Goodwill and Intangible Assets

(a)	Intangible Assets

Intangible assets consist of nonamortizable (indefinite lived) and amortizable (definite lived) intangible assets as of December 31, 2018, 2017, and 2016, as follows (in thousands):

Nonamortizable intangible assets consist principally of FCC licenses, while the amortizable intangible assets consist of network affiliation agreements and other short-term acquired intangibles. Nonamortizable intangibles are as follows:

Balance at December 31, 2016	$419,463
Calkins purchase	40,481
WVUE purchase	36,743
Balance at December 31, 2018 and 2017	$496,687

The Company did not record an impairment charge on the FCC licenses for the year ended December 31, 2018 or 2017.

	2018	2017
Amortizable intangible assets (in thousands):
Network affiliation agreements	$539,367	539,367
Other intangible assets	110,683	110,683
Customer list	8,024	8,024
Noncompete agreement	25	25
Less accumulated amortization	(642,468)	(640,605)
Total amortizable intangible assets	$15,631	17,494

The Company’s amortizable intangible assets are amortized over the term of their related agreements that generally range from 15 to 20 years. Total amortization expense for the periods ended December 31, 2018, 2017, and 2016 was $1.9 million, $3.2 million, and $16.8 million, respectively. The approximate amortization expense related to amortizable intangible assets for the five years beginning January 1, 2019 is expected to be as follows: 2019, $1.7 million; 2020, $1.6 million; 2021, $1.6 million; 2022, $1.5 million; 2023, $1.4 million; and thereafter, $7.6 million.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(b)	Goodwill

Goodwill is as follows (in thousands):

Balance at December 31, 2016	$992,114
Calkins purchase	5,605
WVUE purchase	1,674
Balance at December 31, 2017 and 2018	$999,393
Accumulated impairment losses	$(276,887)

There was no goodwill impairment recorded for the year ended December 31, 2018 or 2017.

(6)	FCC Spectrum Auction

On April 13, 2017, the FCC announced the results of its spectrum auction. In the auction, the Company relinquished its spectrum rights in Cleveland, Ohio for its My Network affiliated station WUAB. The Company has a legal duopoly in Cleveland and plans to channel share with its CBS affiliated station WOIO. The Company received proceeds of $32.3 million in July 2017, which were recorded in other investing activities in the Company’s consolidated carved-out statements of cash flows.

(7)	Indebtedness

Indebtedness as of December 31, 2018 and 2017 consists of the following (in thousands):

	2018	2017
Long-term debt due to related parties:
Fixed-rate loan (a)	$1,641,048	1,662,036
Total long-term debt due to related parties	1,641,048	1,662,036
Less current installments of long-term debt due to related parties	—	(20,755)
Long-term debt to related parties, net of current installments	$1,641,048	1,641,281

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

	2018	2017
Other long-term debt:
Tranche A Term Note (b)	$281,250	296,250
Tranche B Term Note (b)	592,500	598,500
Less unamortized discount on Tranche B Term Note (b)	(1,214)	(3,164)
Revolving credit facility (b)	—	—
Unamortized debt issuance costs	(7,110)	(10,523)
Obligations under capital leases (c)	2,601	11,316
Total other long-term debt	868,027	892,379
Less current installments of other long-term debt and obligations under capital lease	(22,256)	(24,633)
Other long-term debt, net of current installments	$845,771	867,746

(a)	The Seventh Amended and Restated Loan and Credit Agreement

On September 30, 2009, the Company executed the Seventh Amended and Restated Loan and Credit Agreement with the Retirement Systems of Alabama (RSA), which bears interest at 8% per annum and is payable on January 31, April 30, July 31, and October 31 of each year. The Fixed Rate Loan matures on December 31, 2032. The repayment of the loans under the Seventh Amended and Restated Loan and Credit Agreement is based upon the Company’s excess cash flows as defined by the agreement and requires that preferred stock dividends be declared prior to the repayment of any portion of the outstanding balances, except in the case of any disposition of the Company’s broadcasting properties. The Seventh Amended and Restated Loan and Credit Agreement also contains significant prepayment penalties, which substantially negate the Company’s ability to prepay the loans. As part of the merger with Gray, all loans were fully paid on January 2, 2019 (note 16).

(b)	Senior Secured Credit Facilities Agreement

On August 23, 2017, one of the Company’s subsidiaries, Raycom TV Broadcasting, LLC entered into an amended and restated credit agreement (the Senior Secured Credit Facilities Agreement) with a consortium of banks, and administered by Wells Fargo, that consists of the following credit facilities (described below): Tranche A Term Note, Tranche B Term Note, Revolving Credit Facility, Swingline Loan(s), Letter of Credit(s), and Incremental Term Loan(s).

At the discretion of Raycom TV Broadcasting, LLC, the interest rate on the Tranche A Term Note, Tranche B Term Note, Revolving Credit Facility, and any Incremental Term Loan(s) borrowed is set at either the London Inter bank Offered Rate (LIBOR) or the Base Rate, described as follows:

LIBOR plus an applicable percentage (between 1.50% and 2.50%) dependent upon the leverage ratio as defined by the Senior Secured Credit Facilities Agreement.

Base Rate: The higher of (i) the per annum interest rate publicly announced by Wells Fargo to be its prime rate or (ii) the Federal Funds Rate plus 0.5% per annum.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

The interest rate on any Swingline Loan(s) borrowed is required to be at the Base Rate.

The Tranche A Term Note was issued for $300.0 million. The Tranche A Term Note matures on January 2, 2023 with mandatory repayments that began on December 31, 2017. Interest accrued on the Tranche A Term Note based on the LIBOR plus a spread as defined in the Senior Secured Credit Facilities Agreement. On December 31, 2018, the Company switched from LIBOR to the Base Rate, which was 6.5%. Accrued interest on the Tranche A Term Note as of December 31, 2018 was approximately $51,000.

The Tranche B Term Note was issued for $600.0 million. The Tranche B Term Note matures on August 23, 2024 with mandatory repayments that began on December 31, 2017. Interest accrued on the Tranche B Term Note based on the LIBOR plus 2.75%. On December 31, 2018, the Company switched from LIBOR to the Base Rate, which was 6.75%. Accrued interest on the Tranche B Term Note as of December 31, 2018 was approximately $111,000.

On February 26, 2018, Raycom TV Broadcasting, LLC entered into the first amendment to the Third Amended and Restated Credit Agreement dated August 23, 2018. The agreement provided for Raycom TV Broadcasting, LLC to incur a new class of term loans (Tranche B-1 Term Loans) and to concurrently (i) exchange a portion of such Tranche B-1 Term Loans in replacement of Tranche B Term Loans pursuant to a cashless settlement and (ii) to the extent any Tranche B Term Loans are not so exchanged, to fund Tranche B-1 Term Loans, the proceeds of which will be solely to refinance the Tranche B Term Loans outstanding as of the Effective Date after giving effect to such cashless settlement. The proceeds were used to refinance the Tranche B Term Loans rather than exchanging for Tranche B-1 Term Loans. The refinance did not change the principal balance but rather amended the interest rate from LIBOR plus 2.75% to LIBOR plus 2.25%. Subsequent to this agreement, on December 31, 2018, the Company switched from LIBOR plus margin to a Base Rate, which was 6.75%.

The maximum aggregate amount Raycom TV Broadcasting, LLC can borrow under the Revolving Credit Facility is $350.0 million. The total outstanding principal of the Revolving Credit Facility matures on January 2, 2023; however, Raycom TV Broadcasting, LLC can make prepayments on any outstanding principal, which can later be reborrowed. Interest accrues on the Revolving Credit Facility based on the LIBOR plus a spread as defined in the Credit Agreement. There was no outstanding balance on the Revolving Credit Facility as of December 31, 2018.

Raycom TV Broadcasting, LLC can obtain Swingline Loan(s) in an aggregate amount not to exceed $10.0 million, provided that the Aggregate Revolving Credit Exposure would not exceed the aggregate Revolving Credit Commitments immediately following the borrowing. Any amounts outstanding under the Swingline Loan(s) may be prepaid and reborrowed before their maturity date of December 26, 2022.

Raycom TV Broadcasting, LLC can draw upon a letter of credit with the consortium of banks, the terms of which to be negotiated upon borrowing; however, the aggregate principal balance of the letter of credit may not exceed $10.0 million, nor, when combined with the outstanding principal balance of the Revolving Credit Facility and any Swingline Loan(s), exceed $200 million. The letter of credit may not contain terms that extend beyond the longer of one year or December 26, 2022.

Raycom TV Broadcasting, LLC can obtain Incremental Term Loan(s) in an aggregate amount not to exceed $250.0 million. Any amounts outstanding under any Incremental Term Loan(s) may be repaid, but not reborrowed, through their maturity date, which is determined upon obtaining the Incremental Term Loan(s).

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

There were no borrowings under the Swingline Loan(s), Letter of Credit, or Incremental Term Loan(s).

The Senior Secured Credit Facilities Agreement provides for certain restrictive and financial covenants with respect to total leverage, leverage, and interest coverage. The Company must also maintain minimum liquidity of $50.0 million.

Future minimum payments required under the Senior Secured Credit Facilities Agreement are as follows (in thousands):

	Tranche A	Tranche B
	Term Note	Term Note
2019	$15,000	6,000
2020	15,000	6,000
2021	15,000	6,000
2022	15,000	6,000
2023	221,250	6,000
Thereafter	—	562,500
Total	$281,250	592,500

In addition to the minimum repayments above, on April 1 of each year, Raycom TV Broadcasting, LLC must prepay the outstanding principal amount of the credit facilities in an amount based on Raycom TV Broadcasting, LLC’s excess cash flows from the previous fiscal year, if any, as defined in the Senior Secured Credit Facilities Agreement. Also, each prepayment is to be applied (i) first, to reduce the outstanding principal amount of the Tranche A Term Note, Tranche B Term Note, and the Incremental Term Loan(s), if any, on a pro rata basis, with such reduction to be applied to the remaining mandatory principal payments in each instance on a pro rata basis, (ii) second, to reduce the outstanding principal amount on any Swingline Loan(s), (iii) third, to reduce the outstanding principal amount of any Revolving Term Loan(s), and (iv) fourth, to pay any outstanding reimbursement obligations and to collateralize letter of credit exposure.

Raycom TV Broadcasting, LLC also has the right to make voluntary prepayments limited to certain restrictions as defined in the Senior Secured Credit Facilities Agreement.

The debt held under the Senior Secured Credit Facilities Agreement is collateralized by the assets of Raycom TV Broadcasting, LLC (note 1). As part of the merger with Gray, all loans were fully paid on January 2, 2019 (note 16).

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(c)	Capital Leases

The Company acquired certain equipment and facilities under long-term leases that are capitalized for financial reporting purposes. Accordingly, the present value of the future minimum lease payments has been capitalized. The leases expire at dates through 2023.

The following is a schedule of future minimum lease payments for the Company’s capital leases as of December 31, 2018 (in thousands):

Year ending December 31:
2019	$1,544
2020	958
2021	463
2022	184
2023	28
Thereafter	—
Total future minimum lease payments	3,177
Less amount representing interest and taxes	(575)
Obligations under capital lease	2,602
Current portion of obligations under capital lease	(1,256)
Obligations under capital leases, net of current portion	$1,346

(8)	Income Taxes

Total income taxes for the years ended December 31, 2018 and 2017 were allocated as follows (in thousands):

	2018	2017	2016
Income tax (benefit) expense:
Current:
Federal	$(238)	44,555	43,492
State	4,281	4,371	1,462
	4,043	48,926	44,954
Deferred:
Federal	33,578	46,553	1,457
State	2,178	2,285	4,542
	35,756	48,838	5,999
Income tax expense	$39,799	97,764	50,953

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

The following is a reconciliation between U.S. Federal statutory rate of 21% in 2018 and 35% in 2017 and 2016 to actual income tax rate:

	2018	2017	2016
Book income before taxes	$145,509	147,578	145,583
Expected tax at 21% or 35%	30,557	51,652	50,954
State tax expense, net	5,537	4,287	6,129
Permanent items	2,425	(3,643)	(4,106)
Change in tax rates	(332)	44,226	—
Uncertain tax positions	596	—	(2,175)
Other, net	1,016	1,242	151
	$39,799	97,764	50,953

For the year ended December 31, 2018, the difference between actual income tax expense and the amount computed by applying the federal statutory rate of 21% is primarily attributable to state taxes, nondeductible expenses, and accrual of unrecognized tax benefits.

For the year ended December 31, 2017, the difference between actual income tax expense and the amount computed by applying the federal statutory rate of 35% is primarily attributable to the change in the future enacted federal corporate tax rate from 35% to 21%, nondeductible expenses, state taxes, federal deduction for domestic production activities, and accrual of unrecognized tax benefits.

For the year ended December 31, 2016, the difference between actual income tax expense and the amount computed by applying the federal statutory rate of 35% is primarily attributable to state taxes, nondeductible expenses, federal deduction for domestic production activities, and release of uncertain tax positions.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities for the years ended December 31, 2018 and 2017 are presented below (in thousands):

	2018	2017
Deferred tax liabilities:
Fixed assets	$(20,858)	(23,198)
Net intangible assets	(136,638)	(135,123)
CODI (2014–2018)	—	(29,692)
Other	(109)	(238)
Gross deferred tax liabilities	(157,605)	(188,251)
Deferred tax assets:
Accrued expenses	2,142	2,803
Net intangible assets	3,473	15,363
Net operating loss carryforwards	181,907	242,083
Reserves	925	771
Investments in partnership	3,858	4,000
Capital loss carryforward	2,490	3,621
General business credits	—	—
Disallowed interest carryforward	6,162	—
Other	4,595	3,361
Gross deferred tax assets	205,552	272,002
Valuation allowance	(20,704)	(22,534)
Deferred tax assets, net	184,848	249,468
Net deferred tax asset	$27,243	61,217

In September 2011, the Company made an election pursuant to Internal Revenue Code Section 108(i) to defer its 2009 cancellation of indebtedness income (CODI). As a result of the Section 108(i) election, Raycom will have to recognize $646.7 million of CODI for tax purposes ratably over five years starting in 2014. Raycom recognized $129.3 million of CODI for tax purposes in the years ended December 31, 2018, 2017, and 2016.

For the years ended December 31, 2018 and 2017, the Company had approximately $718 million and $983 million of federal net operating loss carryforwards expiring in 2023 through 2037 and $788 million and $897 million, respectively, of state and city NOLs carryforwards expiring in 2019 through 2037.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

On September 29, 2017, the Company acquired 100% of the equity interest of Community Newspaper Holdings, Inc. (CNHI). The RSA is the primary lender for both the Company and CNHI, and due to that relationship, CNHI is considered an entity under common control. These consolidated carve-out financial statements only include the deferred tax asset for CNHI’s NOLs as these are to be acquired by Gray. The opening balances of the consolidated carve-out statements of income, statement in changes in deficit in net assets, and cash flows are presented as if the transaction occurred prior to the periods presented. The Company recorded a federal deferred tax asset for the CNHI NOLs for the period ended December 31, 2018 and 2017 of $151.9 million and $215.5 million, respectively, at the historical cost. CNHI’s accumulated federal NOLs as of December 31, 2018 and 2017 are $723 million and $1,026 million, respectively. The Company recorded the state deferred tax asset for the CNHI NOLs for the period ended December 31, 2018 and 2017 of $37.2 million and $41.5 million, respectively, at the historical cost. The state NOLs generated by CNHI in the periods ended December 31, 2018 and 2017 are $694.8 million and $784.9 million, respectively. The CNHI NOLs have been recorded as additions to the deferred tax asset balance and as a “noncash contribution from the Parent” in consolidated carve-out statements of changes in deficit in net assets. The Company recorded a valuation allowance against a portion of the CNHI state NOLs that are expected to expire unutilized. The Company also recorded unrecognized tax benefits related to the CNHI federal and state NOLs. The valuation allowance and unrecognized tax benefits were recorded as a reduction to the “noncash contribution from the Parent” recorded in the consolidated carve-out statements of changes in deficit in net assets (see additional discussion below). The tax effected net impact of these transactions to “noncash contribution from the Parent” in the period ended December 31, 2018 and 2017 was $1.8 million and $5.2 million, respectively.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, cumulative earnings, projected future taxable income, and tax planning strategies that can be implemented by the Company in making the assessment. Based upon the level of historical taxable income, scheduled reversals of deferred tax liabilities, and projections of future taxable income over the periods in which the temporary differences become deductible and based on available tax planning strategies, the Company’s management presently believes that all deferred tax assets will be realized as of the period ended December 31, 2018, 2017, and 2016 with the exception of certain state NOLs that may expire unutilized. The net valuation allowance recorded on state NOLs for the period ended December 31, 2018, 2017, and 2016 is $20.7 million, $22.53 million, and $18.84 million, respectively.

Unrecognized tax benefits related to the historical Raycom business recorded for the periods ended December 31, 2018, 2017, and 2016 were $3.6 million, $3.1 million, and $2.5 million, respectively.

Interest expense recorded related to unrecognized tax benefits recorded for the periods ended December 31, 2018, 2017, and 2016 amounted to $0.7 million, $0.5 million, and $0.3 million, respectively.

The Company believes that no unrecognized tax benefits will significantly change in the next 12 months.

Additionally, the Company recorded unrecognized tax benefits related to the CNHI federal and state NOLs. Unrecognized tax benefits recorded for federal purposes for the periods ended December 31, 2018, 2017, and 2016 were $5.2 million, $5.2 million, and $8.8 million, respectively. Unrecognized tax benefits recorded for state purposes for the periods ended December 31, 2018, 2017, and 2016 were $6.2 million, $6.1 million, and $5 million, respectively.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

The Company and its subsidiaries file a consolidated federal income tax return. The federal income tax return remains subject to tax examination for tax years 2015 to 2017; however, the Internal Revenue Service could redetermine taxable income in a closed year (i.e., prior to 2015) and adjust the Company’s net operating loss carryforward. The Company underwent an Internal Revenue Service examination of the 2014 federal tax return that resulted in no significant changes to the tax liability, and therefore, the 2014 year is now closed. The Company and its subsidiaries also file income tax returns in several state and city jurisdictions, which in general remain subject to examination from 2015 to 2017. In some state jurisdictions, the examination period is from 2014 to 2017.

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes. Deferred tax liabilities and assets are adjusted for changes in tax laws or tax rates of the various tax jurisdictions as of the enacted date. The federal tax rate used to calculate deferred tax liabilities and assets as of December 31, 2016 was 35%. Pub. L. No. 115-97, commonly referred to as the Tax Cuts and Jobs Act or the Act, was enacted into law as of December 22, 2017. Among other provisions, the Act reduced the federal tax rate to 21% effective as of January 1, 2018. The December 31, 2018 deferred tax assets and liabilities were recorded using the 21% federal tax rate.

(9)	Stock-Based Compensation

(a)	Stock Option Plan

Stock-based compensation expense is recorded in operating expenses, net of expected forfeitures. As the options are held at the Parent Company level, the cost of the options is recorded as a credit in net parent investment. This represents the cost associated with those employees of the Company that was a part of the Parent Company’s stock option plan.

During 2018, 2017, and 2016, stock grants had exercise prices of $56.63, $45.32, and $53.53, respectively. Options granted under the Parent Company’s stock option plan vest from the grant date as follows: 50% after two years and 50% after three years. The Company recorded compensation expense of $4.8 million, $3.0 million, and $1.1 million for 2018, 2017, and 2016, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model that used the weighted average assumptions in the following table. The expected term of the option is based on estimates since there was no historical data on which to base such an assumption. Since the Parent Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is computed based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

The weighted average grant date fair value per option granted during 2018 and 2017 was $25.38 and $28.45, respectively. There were no options granted during 2016. The following assumptions were used to estimate the fair value of the options granted:

	2018	2017
Valuation assumptions:
Expected dividend yield	—%	—%
Expected volatility	48.49	58.71
Expected term (years)	8	8
Risk-free interest rate	2.71	2.15

A summary of the stock option activity for 2018 was as follows:

	2018
		Weighted
		average
		exercise
	Options	price
Outstanding, beginning of year	1,132,938	$27.80
Granted	62,000	45.32
Exercised	(33,070)	5.76
Forfeitures	(68,850)	35.65
Outstanding, end of year	1,093,018	$28.97
Exercisable, end of year	510,018	$10.28

The weighted average of the remaining contractual term in years for the options outstanding at the end of 2018 is 6.1 years. The aggregate intrinsic value of options outstanding at the end of 2018 is $30.2 million.

Approximately, 262,000, 291,500, and 29,500 options will vest in 2019, 2020, and 2021, respectively.

As of December 31, 2018, there was $10.2 million of total unrecognized compensation costs related to the nonvested share—based compensation arrangements granted under the Parent’s Stock Option Plan. The cost was expected to be recognized over a weighted average period of four years.

(b)	Restricted Stock Plan

As the restricted stock is held at the Parent Company level, the cost of the restricted stock is also recorded as a credit to net parent investment. The Company recorded compensation expense of approximately $3.2 million, $2.4 million, and $1.1 million in 2018, 2017, and 2016, respectively.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

A summary of the restricted stock activity for 2018 was as follows:

Nonvested shares	Shares
Balance at January 1, 2018	274,618
Granted	128,240
Vested	—
Forfeited	(31,590)
Balance at December 31, 2018	371,268

As of December 31, 2018, there was $13.6 million of total unrecognized compensation costs related to the nonvested share—based compensation arrangements granted under the Parent’s Restricted Stock Plan. The cost was expected to be recognized over a weighted average period of four years. The total fair value of shares granted during the years ended December 31, 2018, 2017, and 2016 was $56.63, 45.32, and $53.53, respectively.

(10)	Supplemental Disclosures of Cash Flows and Noncash Information

Cash paid for interest for the years ended December 31, 2018, 2017, and 2016 was approximately $193.6 million, $173.5 million, and $170.0 million, respectively.

Cash payments of approximately $4.3 million, $61.7 million, and $51.5 million for income taxes were made for the years ended December 31, 2018, 2017, and 2016, respectively.

Programming broadcast rights acquired during 2018, 2017, and 2016 through the assumption of programming contracts payable were approximately $27.7 million, $20.8 million, and $19.6 million, respectively.

During the years ended December 31, 2018, 2017, and 2016, the Company acquired $2.1 million, $6.8 million, and $4.2 million of equipment financed by capital leases (note 7(c)), respectively.

(11)	Shared Service Agreements

Under SSA with ASM, the Company provided certain functions and services in return for a monthly service fee. The functions, and services provided may include technical, nonmanagerial administrative functions, and sharing of studio locations. The Company recognized approximately $12.6 million, $13.6 million, and $10.6 million in revenue for the years ended December 31, 2018, 2017, and 2016, respectively, related to these shared service agreements.

During June 2011, the Company entered into an SSA with WPTV (owned and operated by E.W. Scripps Company) under which WPTV provides certain support services to WFLX in return for a monthly service fee. The functions and services provided to the stations may include technical, nonmanagerial administration functions, and sharing of studio locations. The Company incurred $2.5 million, $5.5 million, and $2.1 million, respectively, in service fees in connection with this agreement during the years ended December 31, 2018, 2017, and 2016.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

During November 2011, the Company entered into an SSA with KTTU TV, Inc.; KMSB TV, Inc. (owned and operated by Tuckers Operating Co, LLC and Sander Media, LLC); and KOLD, LLC. The Company provides certain support services in return for a monthly service fee. The functions and services provided to the stations may include technical, nonmanagerial administration functions, and sharing of studio locations. The Company recognized approximately $1.8 million and $1.6 million in revenue in connection with this agreement for the years ended December 31, 2017 and 2016, respectively. During 2018, the SSA fee was owed to KTTU TV and KMSB TV form KOLD due to the financial results of KOLD.

During December 2013, the Company entered into an SSA and a Joint Service Agreement with Louisiana Media Company, LLC (LMC) and WVUE. In return for providing certain support services and for acting as the sales agent for LMC, the Company kept 50% of the broadcast cash flows generated by WVUE over $4.0 million. The Company recognized approximately $2.7 million in broadcast cash flows in connection with this agreement through August 8, 2017 and $1.0 million for the year ended December 31, 2016. On August 8, 2017, the Company exercised its option to purchase virtually all of the assets of WVUE (note 3(a)). The exercise of the option caused both agreements to terminate as of that date.

During October 2015, the Company entered into an SSA agreement with KIVI (owned and operated by EW Scripps) under which KIVI provides certain support services to KNIN in return for a monthly service fee. The functions and services provided to the station may include technical, nonmanagerial administration functions, and sharing of studio locations. The Company incurred approximately $1.7 million, $1.6 million, and $1.6 million, respectively, in service fees in connection with this agreement during the years ended December 31, 2018, 2017, and 2016.

(12)	Commitments

Programming rights acquired for cash under license agreements are recorded as an asset and corresponding liability at the inception of the license period. At December 31, 2018, 2017, and 2016, the Company has executed contracts for programming rights totaling approximately $27.7 million, $31.7 million, and $22.7 million, respectively. As the broadcast license period has not yet begun at the year-ends, the asset and related liability are not recorded as of the year-end date.

The Company leases certain equipment and facilities under noncancelable operating leases expiring at various dates through 2066.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

Future annual payments required under noncancelable operating leases and programming rights are as follows (in thousands):

	Operating	Programming
	leases	rights
2019	$8,880	19,029
2020	8,419	16,443
2021	7,532	2,289
2022	7,126	991
2023	4,434	836
Thereafter	19,332	518
Total	$55,723	40,106

Rent expense under noncancelable operating leases was approximately $9.4 million, $8.7 million, and $7.9 million for the years ended December 31, 2018, 2017, and 2016, respectively.

(13)	Related-Party Transactions

(a)	RSA Office Lease

On July 17, 1998, the Company entered into an office lease agreement with the RSA. The term of the lease is effective from July 1998 through July 2031 for the corporate headquarters office space. Total annual payments to the RSA for 2018, 2017, and 2016 were approximately $1.8 million, $1.6 million, and $1.4 million, respectively. Future minimum lease payments under this lease agreement have been included under operating leases (note 12).

(b)	RSA Public Service Announcements

In accordance with the Seventh Amended and Restated Loan and Credit Agreements (note 7(a)), the Company is committed to air public service announcements for bona fide agencies of the State of Alabama, as directed by the RSA. These announcements are being aired in otherwise unsold commercial inventory and the commitment extends over the life of the Seventh Amended and Restated Loan and Credit Agreement. As public service announcements have no commercial value and these spots are limited to otherwise unsold inventory, no liability has been recorded in the consolidated carve-out financial statements for this commitment.

(c)	Other

During the course of business, the Company purchases certain services from companies affiliated with board members. During 2018, 2017, and 2016, the Company paid approximately $2.0 million, $1.0 million, and $1.0 million, respectively, for such services.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

(d)	Due (to) from Parent

The amounts due (to) from Parent represent amount arising from the Company’s centralized approach to cash management and financing of operations. The primary components of the transfers (to) from Parent are cash pooling/general financing activities, various expense allocations (to) from Parent, and receivables/payables (to) from Parent. Upon the closing of the merger transaction with Gray, the due (to) from Parent will be forgiven and recorded as a contribution (distribution) to Parent in the consolidated carve-out statements of changes in deficit in net assets.

(e)	RSA Interest Payments

In accordance with the executed Seventh Amended and Restated Loan and Credit Agreement with the RSA, this Credit Agreement bears interest at 8% per annum and is payable on January 31, April 30, July 31, and October 31 of each year. Total interest payments to the RSA for the years ended December 31, 2018, 2017, 2016 was $154.2 million, $140.6 million, and $143.9 million, respectively.

(14)	Contingencies

From time to time, the Company is party to certain litigation and other claims in the normal course of business. Currently, there are claims or lawsuits filed against the Company and its subsidiaries for potential libel and defamation claims or other alleged actions arising from information contained in newscasts, FCC complaints, and other employee-related matters. The Company intends to vigorously defend against these matters and does not believe their resolution will significantly affect the consolidated financial condition, results of operations, or cash flows of the Company.

(15)	Investments

Frankly, Inc.

At December 31, 2018 and 2017, the Company held approximately 27% and 25% of the outstanding Frankly shares, respectively. As of December 31, 2018 and 2017, Frankly has borrowed $7.3 million and $14.5 million, respectively, from the Company. In conjunction with a Credit Agreement between Frankly and the Company, Frankly issued 14,809,720 warrants to the Company that allow the Company to acquire one Frankly common share at $0.50 for each warrant. The warrants expire on the earlier of the repayment of the loan or five years. The Company elected to account for the total investment in Frankly under the fair value method and has recorded a pre tax impairment charge on the investment of $8.3 million, $16.0 million, and $1.7 million during the years ended December 31, 2018, 2017, and 2016, respectively. As of December 31, 2018, the Company’s total investment in Frankly, Inc. was $0.5 million.

(Continued)

RAYCOM MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Carve-Out Financial Statements

December 31, 2018, 2017, and 2016

Divestures

As of January 1, 2015, the Company owned 2,500,000 Series A preferred units and 500,000 common units of Bounce, LLC (Bounce). The Company also owned 3,000,000 Series A convertible preferred units and 1,750,000 common units of KATZ Broadcasting Holding, LLC (KATZ). During 2015, the Company purchased an additional 4,745,000 Bounce common units for $20.0 million. Bounce was accounted for under the equity method, and KATZ was accounted for using the cost method. Both investments were national networks telecast via multicast channels. On October 2, 2017, Bounce and KATZ were sold to E.W. Scripps. In conjunction with the sale, the Company received consideration of $79.8 million, net of funds in escrow, which was recorded in other investing activities in the consolidated carve-out statements of cash flows. The Company recognized a pretax gain of $47.4 million in gain on long-term investments in the year ended December 31, 2017.

Other Investments

The Company has made various other strategic investments in programming ventures and over-the-top companies.

(16)	Subsequent Events

On January 2, 2019, Gray completed the acquisition of Raycom Media, Inc. dated June 23, 2018 (note 1).

(Continued)